Exhibit 99.1

Goldrich Concludes Successful 2013 Season at Chandalar

Spokane, WA – October 10, 2013 - Goldrich Mining Company (OTCQB - GRMC) (“Goldrich”) is pleased to announce its 50% owned subsidiary, Goldrich NyacAU Placer, LLC (“GNP”) has concluded a successful season at its mining operations at Chandalar, Alaska.

Achievements in 2013 included mobilization of drilling equipment and plant setup (see press release dated May 9, 2013), approval of permits to expand mining operations (see press release dated September 4, 2013), significant infrastructure improvements and commencement of commercial production at Chandalar.

“Thanks to the hard work of GNP, the challenges of opening a new mine were met and the Company is now positioned for significant gold production beginning in 2014,” said Goldrich President and CEO William Schara.

2013 Mining Season

The 2013 mine plan was modified to allow for preparation of a planned plant expansion that could increase gold production to as much as 20,000 ounces annually by 2016.

Mining began in May and gold production commenced in late August. Under the new mining plan, operations began in a lower and broader part of the valley to establish essential water control, create a mine design that facilitates maximum future production and provide for proper land reclamation through the life of mine.

GNP produced approximately 680 ounces of gold before closing out the 2013 season after 330 hours of plant operation at an average processing rate of 125 cubic yards per hour (yph). Approximately 40,000 cubic yards were processed through the plant and 540,000 cubic yards were stripped or moved for construction during the 2013 mining system. The overall estimated stripping ratio for life of mine is 0.89:1. Production in future years will benefit from the stripping and construction completed in 2013.

Plant Expansion

Plant expansion is scheduled to be completed in stages through 2016, culminating in a more than 300% increase from the current 125 cubic yph to 600 cubic yph. Once finished, processing facilities will consist of a primary feeder system with multiple gravel screens and gold recovery tables and an expanded settling pond system for additional water quality control.

Stage one expansion plans completed during the 2013 season included moving of mining operations to a lower and broader part of the valley, establishment of a main pit to provide sufficient access to pay gravel for a high volume operation, construction of an 1,800 foot haul road and building of major water control structures for enhanced mining conditions and increased environmental protection.

2014 Mining Season

GNP expects the first and second stages of expansion to increase plant throughput during the 2014 season to between 200 and 250 cubic yph.  The 2014 season is expected to consist of approximately 2000 hours of plant operation. The new feeder, which has already been completed outside of Alaska, will be moved on site in early 2014. The full capacity of the feeder will be realized as additional gravel screens and gold recovery tables are added in stages.

Subject to weather, removal of overburden will begin by late March or early April to allow GNP to immediately begin processing mineralized material at the onset of summer conditions in mid-June.

Relocation of the plant in 2013 to its new location is also expected to significantly decrease truck cycle time and increase mining efficiency in 2014 and thereafter. GNP currently has a truck fleet of five 35-ton trucks and two 40-ton trucks. While current equipment and truck capacity is sufficient to feed the plant with mineralized material for the 2014 season, additional equipment may be purchased during the off season.

Goldrich has completed approximately 15,000 feet of drilling to date and outlined 10.5 million cubic yards, at an average head grade of 0.025 ounces of gold per cubic yard for an estimated total of 250,000 contained ounces. The mineralized material at Chandalar is not a mineral reserve as defined in SEC Industry Guide 7.

About Goldrich Mining

Goldrich Mining Company (OTCQB: GRMC) is a U.S. based gold exploration and development company focused on Alaska's emerging Chandalar Gold District 190 miles north of Fairbanks. The Company signed a joint-venture agreement in 2012 to develop the placer deposits of Chandalar and commenced commercial production in August 2013. The Company expects to utilize the non-dilutive funds generated from placer operations to further advance hard rock exploration at its Chandalar and Thazzik Mountain properties.

For additional information regarding Goldrich Mining Company or this news release, contact Mr. William Schara via telephone at (509) 768-4468 or visit www.goldrichmining.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements concern our anticipated results and developments in the Company’s operations in future periods, planned exploration of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might”, “should” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

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risks related to our property being in the exploration stage;

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risks related our mineral operations being subject to government regulation;

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risks related to our ability to obtain additional capital to develop our resources, if any;

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risks related to mineral exploration activities;

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risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;

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risks related to the competitive industry of mineral exploration;

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risks related to our title and rights in our mineral property;

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risks related the possible dilution of our common stock from additional financing activities; and

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risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are discussed in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.